SUBLEASE

This Sublease ("Sublease") is entered into as of August 11, 2015, by and between Hop To, Inc., a Delaware corporation, formerly known as GraphOn Corporation ("Sublandlord"), and CDNetworks, a California corporation ("Subtenant").

Recitals

A. CA-Pruneyard Limited Partnership, a Delaware limited partnership ("Landlord") is the landlord and Sublandlord is the tenant pursuant to that certain Office Lease dated December 19, 2011 as amended by a First Amendment dated October 7, 2013 (collectively, the "Master Lease"), by the terms of which Landlord leases to Sublandlord and Sublandlord leases from Landlord certain space consisting of approximately 10,659 rentable square feet ("Premises") consisting of a portion of the sixth floor of that building located at 1919 S. Bascom Avenue, Campbell, California (the "Building"), commonly known as Suite 600 and more particularly described in the Master Lease.

B. Sublandlord now desires to sublease the Premises to Subtenant, and Subtenant desires to sublease the Premises from Sublandlord upon the terms and conditions set forth in this Sublease.

C. All initially capitalized terms not specifically defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Subleasing of the Premises. Sublandlord hereby subleases the Premises to Subtenant, and Subtenant hereby leases and hires the Premises from Sublandlord upon and subject to the terms and conditions set forth in this Sublease.

2. Sublease Term. The term of this Sublease (the "Sublease Term") shall commence on the date (the "Commencement Date") Sublandlord tenders delivery of possession of the Premises to Subtenant in accordance with the provisions of this paragraph and, unless terminated earlier in accordance with the provisions of Section 10, below, shall expire on the date (the "Expiration Date") that is one day prior to the third anniversary of the Commencement Date. The Commencement Date shall occur not later than November 1, 2015. Provided that Subtenant has delivered to Sublandlord evidence of the insurance required pursuant to this Sublease, Subtenant shall have the right to access the Premises on and after October 1, 2015 for the purpose of performing the Tenant Improvement work identified in Exhibit B attached hereto.

3. Base Rent. Commencing on the first day of the Sublease Term, and continuing on the first day of each month during the Sublease Term, Subtenant shall pay to Sublandlord

monthly base rental (the "Base Rent") in advance, without demand, offset, abatement or deduction of any kind in the following amounts:

Months	Monthly Base Rent
1 – 12	$38,372.40
13 – 24	$39,544.89
25 – 36	$40,717.38

If the first day of the Sublease Term is other than the first day of a calendar month, the Base Rent for the first and last calendar months of the Sublease Term shall be prorated based on the number of days that fall within the Sublease Term as a fraction of the number of days in such calendar month, and the Base Rent for the calendar months in which the first and second anniversaries of the Commencement Date occur shall be in amounts that reflects the prorated portion of such month at the Base Rent in effect prior to the anniversary in question and the prorated portion of such month at the Base Rent in effect on and after the anniversary in question. Notwithstanding anything herein to the contrary, Subtenant shall pay Base Rent for the first full calendar month concurrently with the execution of this Sublease.

4. Additional Rent. In addition to the Base Rent, Subtenant shall pay to Sublandlord (i) the amount, if any, by which the Expense Excess payable by Sublandlord exceeds the Expense Excess payable by Sublandlord during calendar year 2015 (the "Base Year"), and (ii) the amount, if any, by which the Tax Excess payable by Sublandlord exceeds the Tax Excess payable by Sublandlord during the Base Year. The foregoing shall be referred to herein as "Additional Rent." Additional Rent shall be paid as and when Sublandlord is required to remit to Landlord payments of Expense Excess and Tax Excess. If, following Landlord's delivery of a Statement, Sublandlord is entitled to a refund or credit for amounts paid pursuant to Landlord's estimate of the Expense Excess and/or Tax Excess, Sublandlord shall, promptly following receipt of such refund, remit or apply as credit that portion of such refund or credit that corresponds to Additional Rent paid by Subtenant. Conversely, if, following Landlord's delivery of a Statement, Sublandlord is obligated to pay a shortfall in the amounts paid pursuant to Landlord's estimate of the Expense Excess and/or Tax Excess, Subtenant shall promptly remit to Sublandlord the amount of such shortfall. Subtenant shall also pay any other costs, charges or expenses billed to Sublandlord by Landlord for reimbursement to or payment of Landlord pursuant to the Master Lease to the extent the same are attributable to Subtenant or the Subleased Premises, including, without limitation, charges for after hours HVAC usage, such amounts being due from Subtenant to Sublandlord at least ten (10) business days before such amounts are due to Landlord pursuant to the Master Lease, but in no event less than ten (10) business days after Sublandlord delivers to Subtenant the applicable statement or bill from Landlord. The Base Rent, Additional Rent and all other costs and expenses which Subtenant assumes or agrees to pay to Sublandlord under this Sublease shall constitute and be referred to herein as "Rent." All payments of Rent shall be made in lawful money of the United States of America and shall be paid to the Sublandlord at the address for Sublandlord set forth on the signature page of this Sublease, or to such other party or address as Sublandlord may designate in writing to Subtenant.

5. Security Deposit. Concurrently with the execution of this Sublease, Subtenant shall deposit the sum of $81,434.76 (the "Security Deposit") as security for the full and faithful performance of each and every obligation of Tenant pursuant to the provisions of this Sublease. Upon the expiration of this Sublease, if Subtenant is not then in default under this Sublease, Sublandlord shall return to Subtenant so much of the Security Deposit as has not been applied by Sublandlord to cure any default of Subtenant.

6. Furniture. Subtenant shall have the right, during the Sublease Term, to use certain furniture located in the Premises and identified on Exhibit A attached hereto (the "Furniture"). Subtenant shall not remove any portion of the Furniture from the Premises without Sublandlord's consent, and the Furniture shall be surrendered to Sublandlord at the end of the Sublease Term in the same condition as the Furniture was in on the Commencement Date, reasonable wear and tear excepted. Sublandlord makes no representations or warranties regarding the Furniture, and Subtenant shall accept the same in its "as is" condition.

7. Incorporation of Terms of Master Lease. Subtenant hereby acknowledges that it has read and is familiar with the provisions of the Master Lease and agrees that this Sublease is and shall remain in all respects subordinate to and subject to the Master Lease and any amendments, modifications or supplements to the Master Lease hereafter made, provided that Sublandlord shall not enter into any amendment, modification or supplement of the Master Lease that would materially and adversely affect the use by the Subtenant of the Subleased Premises in accordance with the terms hereof, materially increase the obligations of the Subtenant or materially decrease its rights hereunder, shorten the term hereof or increase the rent required to be paid by the Subtenant hereunder. All waivers of claims against or exculpations of Landlord contained in the Master Lease shall run in favor of both Landlord and Sublandlord. All rights of approval granted to Landlord under the Master Lease shall run in favor of both Landlord and Sublandlord. Except as otherwise expressly provided to the contrary in this Sublease, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated herein by reference and are made a part hereof, and shall, as between the Sublandlord and the Subtenant (as if the Sublandlord were the Landlord under the Master Lease and the Subtenant were the Tenant under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable, inconsistent with, or modified by the terms of this Sublease. Notwithstanding anything to the contrary in this Sublease or in the Master Lease, Sublandlord shall not be required to keep, observe or perform any of the Landlord's obligations under the Master Lease which (i) are not reasonably capable of being performed by Sublandlord, and/or (ii) are not typically the responsibility of sublandlords under the terms of subleases of comparable space, specifically including, without limitation, Landlord's obligations to provide any of the services or utilities or make any of the repairs or restorations that Landlord has agreed to provide or make or cause to be provided or made under the Master Lease, and Sublandlord's sole obligation with respect thereto shall be to use reasonable efforts to cause the Landlord to provide such services or utilities and make such repairs or restorations as are required to be provided or made under the Master Lease, and to communicate with Landlord on behalf of Subtenant with respect to any such services or utilities or any other issues that may arise with respect to the Premises or the Building.

8. Subtenant's Insurance. Notwithstanding anything in the Master Lease or this Sublease to the contrary, Subtenant shall cause Subtenant's insurance, as required to be carried pursuant to the terms of the Master Lease, to name Landlord and Sublandlord as additional insureds.

9. Condition of the Premises. Subtenant shall take possession of the Premises in their "as is" condition, broom clean and free of Sublandlord's personal property other than the Furniture (see Exhibit A). Without limiting the foregoing, Sublandlord shall have no obligation to make alterations or improvements to the Premises. The taking of possession of the Premises by Subtenant shall conclusively establish that the Premises and the Building were at such time in satisfactory condition. Subtenant acknowledges that neither Sublandlord nor any agent of Sublandlord has made any representation or warranty with respect to the Premises or the Building or with respect to their suitability for the conduct of Subtenant's business, and that Sublandlord shall not, nor or at any time in the future, be required to make any expenditures whatsoever with respect to the improvement of the Premises. Subtenant shall absorb all cost for tenant improvements, as outlined in Exhibit B, Tenant Improvements.

10. Early Termination Right. Subtenant shall have the right to terminate the Sublease Term effective on a date specified in a notice of such termination (the "Early Termination Date") delivered by Subtenant to Sublandlord (the "Termination Notice"); provided that (i) the Early Termination Date cannot be sooner than the end of the twenty-fourth (24th) month of the Sublease Term, (ii) the Termination Notice must be delivered not later than six (6) months prior to the Early Termination Date, and (iii) Subtenant must, as a condition to the effectiveness of the early termination, pay to Sublandlord on or before the Early Termination Date the Termination Fee (as defined in the next sentence). As used herein, the Termination Fee shall be the sum of (a) $246,222.90 (equivalent to six (6)-months of the third year base rent) plus (b) the unamortized amount (as of the Early Termination Date) of the brokerage commission paid by Sublandlord in connection with this Sublease, which commission amount shall be amortized on a straight line basis over a period of thirty-six months beginning on the Commencement Date.

11. Time Limits. As between Sublandlord and Subtenant, and except as provided elsewhere in this Sublease, the time limits set forth in the Master Lease for the giving of notices, the making of demands, the performance of any act, condition or covenant, or the exercise of any right, remedy or option, shall be extended or shortened for the purpose of this Sublease in each instance by five (5) business days, as appropriate (or as otherwise reasonably appropriate if such time limit is less than five (5) business days), so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be, within the time limits relating thereto contained in the Master Lease.

12. Brokers and Finders. In connection with the transaction contemplated by this Sublease, each party hereby represents and warrants that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker's fee, finder's fee, commission or other similar compensation shall or may become due or payable other than Colliers International, representing Sublandlord, and Cassidy Turley Northern California, Inc., dba DTZ, representing Subtenant (the "Brokers"). Sublandlord shall be responsible for the payment of a

commission to be shared by the Brokers pursuant to a separate agreement. Sublandlord and Subtenant shall each indemnify, defend and hold the other harmless from and against any and all loss, cost, damage, liability, claim or expense (including, without limitation, reasonable attorneys' fees, charges and disbursements), by reason of a breach of the foregoing provisions or by reason of any claim of or liability to any broker, finder or like agent who shall claim to have dealt with the Sublandlord or the Subtenant, respectively, in connection with this transaction and this Sublease other than the Brokers. The provisions of this Section shall survive the termination of this Sublease.

13. Quiet Enjoyment. Sublandlord covenants with Subtenant that as long as Subtenant shall pay the Basic Rent and Additional Rent and shall duly perform all the terms, covenants, conditions and agreements of this Sublease on its part to be performed, Subtenant shall, subject to the terms hereof and of the Master Lease, peaceably have, hold and enjoy the Subleased Premises during the Sublease Term without hindrance or molestation by Sublandlord.

14. Notices. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Sublease shall be given in accordance with the terms of the Master Lease at the addresses set forth below the signature blocks for Sublandlord and Subtenant.

15. Consent of Landlord. The effectiveness of this Sublease is conditioned upon the execution by Landlord of a consent in the form attached hereto, or such other form as Landlord may reasonably require. Sublandlord shall use reasonable efforts to obtain such consent, and Subtenant shall reasonably cooperate with Sublandlord in connection with those efforts, including, without limitation, promptly delivering such financial and other information and documentation that Master Landlord reasonably requests. If, notwithstanding such reasonable efforts, Landlord does not execute a consent for this Sublease by October 1, 2015, this Sublease shall be null and void and of no further effect, in which case Sublandlord and Subtenant shall promptly return to one another any items or funds delivered to the other pursuant to this Sublease, and neither shall have any further obligations to the other hereunder.

16. Entire Agreement. This Sublease sets forth the entire agreement between the parties and there are no other agreements or understandings of any kind or nature between the parties with respect to the subject matter, except as set forth herein. This Sublease may not be modified, altered, or amended, other than by an agreement in writing, signed by both Sublandlord and Subtenant.

17. Counterparts. This Sublease may be executed in several counterparts and all such executed counterparts shall constitute one agreement binding on all of the parties hereto exactly as if all parties hereto had executed the same counterpart in spite of the fact that they did not execute the same counterpart.

[The remainder of this page is intentionally blank; signatures on next page.]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

Sublandlord:	Subtenant:
Hop To, Inc., a Delaware corporation	CD Networks, a California corporation
By: [signature]	By: [signature]
Name: JEAN-LOUIS CASABONNE	Name: JAEHAK KOO
Title: CFO	Title: President & COO
By:______________	By:______________
Name:______________	Name:______________
Title:______________	Title:______________
Address for notice:	Address for notice:
______________ ______________ ______________	441 W. TRIMBLE ROAD SAN JOSE, CA 95131 ______________
Attn:______________	Attn:______________

Exhibit A

Furniture Inventory

Pruneyard Place, 1919 South Bascom Avenue, Suite 600

Item Description	Count
Conference Room	
Brown circle wood table	1
Private Offices	
Desk/Credenza (L shape, brown wood/white/chrome)	3
Guest Chairs (white leather)	18
Cubicle Work Stations	
Cubicle station/table desk (by Teknion, style Leverage)	73
Under desk storage (white/3 drawer)	87
Under desk storage (white/2 drawer)	1
Under desk storage (white/2 drawer laterall)	1
Desk chair (4 wheel)	4
Mothers Room	
Half circle table (brown wood)	2
Miscellaneous	
Bar height round table (chrome/white)	2
Bar height chair (black/chrome)	2
File cabinet (4 drawer lateral)	3
File cabinet (3 drawer lateral)	6

Exhibit B

1919 Bascom * Suite 600
Improvement Plan



SUITE 660
1
Remove wall between network room and storage room. Add addiAon outlets
2
Create a 350 SF storage room
1
SUITE 600
2